Exhibit 99.1

Ur-Energy Releases 2015 Q3 Results; Webcast November 3, 2015

Littleton, Colorado (PR Newswire – October 30, 2015) Ur-Energy Inc. (NYSE MKT:URG, TSX:URE) (the “Company” or “Ur-Energy”) has filed the Company’s Form 10-Q for the quarter ended September 30, 2015, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com.

Lost Creek Uranium Production and Sales

During the three months ended September 30, 2015, 172,282 pounds of U3O8 were captured within the Lost Creek plant, 176,850 pounds were packaged in drums and 184,380 pounds of drummed inventory were shipped to the conversion facility, where 150,000 pounds were sold to customers at an average price of $56.39. Sales revenues for the quarter of $8.5 million included one term-contract sale of 100,000 pounds at $66.71 and one 50,000 pound spot sale at $35.75.

This brings our U3O8 production totals for the nine months ended September 30, 2015 to 571,830 pounds captured, 537,765 pounds drummed and 535,557 pounds shipped. Through September 30, 2015, we sold a total of 700,000 pounds of U3O8 for $34.1 million, which includes 500,000 pounds from Lost Creek produced U3O8 and 200,000 pounds from externally purchased U3O8. Our average cash cost per pound sold for the quarter was $15.19, which represents a decrease of $0.96, or 5.9%, from the previous quarter. Our year-to-date average cost per pound sold is now $16.66 for the nine months ended September 30, 2015. These cash cost per pound figures exclude ad valorem and severance taxes, which were $2.59 and $3.29 for the three and nine months ended September 30, 2015, respectively.

Jeff Klenda, Executive Director of Ur-Energy, said, “Lost Creek has proven to be a truly exceptional property and, by improving our efficiencies, our operational team continues to deliver outstanding industry leading performance.”

Eleven of the 13 originally-planned header houses in Mine Unit 1 (MU1) are now in operation and surface construction of the remaining two houses is in progress. We anticipate bringing HH 12 online early in November. All the originally planned wells have been installed and await only surface hookup following completion of the remaining two header houses. Development of the already-permitted Mine Unit 2 (MU2) is also underway.

The exploration team has completed the 150-hole drill program, which was conducted to characterize three previously identified mineralized sand horizons. The program was conducted in two phases. The first phase, consisting of 91 holes, was completed immediately south and adjacent to the production area during the first quarter. Results from that phase of the program were previously announced and incorporated into the June 17, 2015 Technical Report on the Lost Creek Property. The remaining 59 holes were drilled as a part of the second phase and results from that phase, as well as results from the development drilling in MU2, will be incorporated into a updated preliminary economic assessment for the property.

Inventory, production and sales figures for the Lost Creek Project are presented in the following tables.

Inventory and Production	Unit	2015 Q3	2015 Q2	2015 Q1	2014 Q4	2015 YTD

Pounds captured	lb	172,282	207,268	192,280	149,564	571,830
Ad valorem and severance tax	$000	$674	$310	$150	$1,163	$1,134
Wellfield cash cost (1)	$000	$990	$830	$1,080	$881	$2,900
Wellfield non-cash cost (1)(2)	$000	$1,087	$1,333	$1,335	$1,350	$3,755
Ad valorem and severance tax per pound captured	$/lb	$3.91	$1.50	$0.78	$7.78	$1.98
Cash cost per pound captured	$/lb	$5.75	$4.00	$5.62	$5.89	$5.07
Non-cash cost per pound captured	$/lb	$6.31	$6.43	$6.94	$9.03	$6.57

Pounds drummed	lb	176,850	183,858	177,057	117,160	537,765
Plant cash cost (3)	$000	$1,824	$1,983	$1,718	$1,553	$5,525
Plant non-cash cost (2)(3)	$000	$498	$498	$497	$507	$1,493
Cash cost per pound drummed	$/lb	$10.31	$10.79	$9.70	$13.26	$10.27
Non-cash cost per pound drummed	$/lb	$2.82	$2.71	$2.81	$4.33	$2.78

Pounds shipped to conversion facility	lb	184,380	179,672	171,505	102,071	535,557
Distribution cash cost (4)	$000	$80	$141	$145	$112	$366
Cash cost per pound shipped	$/lb	$0.43	$0.78	$0.85	$1.10	$0.68

Pounds purchased	lb	-	200,000	-	-	200,000
Purchase costs	$000	$-	$7,878	$-	$-	$7,878
Cash cost per pound purchased	$/lb	$-	$39.39	$-	$-	$39.39

Notes:

[1]	Wellfield costs include all wellfield operating costs plus amortization of the related mineral property acquisition costs and depreciation of the related asset retirement obligation costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.
[2]	Non-cash costs include depreciation of plant equipment, capitalized ARO costs and amortization of the investment in the mineral property acquisition costs. The expenses are calculated on a straight line basis so the expense is constant for each quarter. The cost per pound from these costs will therefore vary based on production levels only.
[3]	Plant costs include all plant operating costs, site overhead costs and depreciation of the related plant construction and asset retirement obligation costs.
[4]	Distribution costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.

Sales and cost of sales	Unit	2015 Q3	2015 Q2	2015 Q1	2014 Q4	2015 YTD

Pounds sold	lb	150,000	404,000	146,000	100,000	700,000
U3O8 sales	$000	$8,459	$18,213	$7,380	$6,603	$34,052
Average long-term contract price	$/lb	$66.71	$46.88	$50.55	$66.03	$51.22
Average spot price (1)	$/lb	$35.75	$36.50	$-	$-	$36.19
Average price per pound sold	$/lb	$56.39	$45.08	$50.55	$66.03	$48.65

U3O8 cost of sales (2)	$000	$4,180	$13,791	$5,390	$3,700	$23,361
Ad valorem and severance tax cost per pound sold	$/lb	$2.59	$2.78	$4.73	$3.18	$3.29
Cash cost per pound sold	$/lb	$15.19	$16.15	$18.86	$20.32	$16.66
Non-cash cost per pound sold	$/lb	$10.09	$10.05	$13.32	$13.47	$11.02
Cost per pound sold - produced	$/lb	$27.87	$28.98	$36.91	$36.97	$30.97
Cost per pound sold - purchased	$/lb	$-	$39.39	$-	$-	$39.39
Average cost per pound sold	$/lb	$27.87	$34.14	$36.91	$36.97	$33.37

U3O8 gross profit	$000	$4,279	$4,422	$1,990	$2,903	$10,691
Gross profit per pound sold	$/lb	$28.52	$10.94	$13.63	$29.03	$15.28
Gross profit margin	%	50.6%	24.3%	27.0%	44.0%	31.4%

Ending Inventory Balances
Pounds
In-process inventory	lb	71,860	79,036	79,284	65,233
Plant inventory	lb	22,455	30,006	25,819	15,188
Conversion facility inventory	lb	102,782	66,314	82,021	56,259
Total inventory	lb	197,097	175,356	187,124	136,680

Total cost
In-process inventory	$000	$1,121	$1,219	$1,368	$2,084
Plant inventory	$000	$712	$850	$761	$882
Conversion facility inventory	$000	$3,025	$1,815	$2,573	$2,202
Total inventory	$000	$4,858	$3,884	$4,702	$5,168

Cost per pound
In-process inventory	$/lb	$15.60	$15.42	$17.25	$31.95
Plant inventory	$/lb	$31.71	$28.33	$29.47	$58.07
Conversion facility inventory	$/lb	$29.43	$27.37	$31.37	$39.14

Notes:

[1]	There were no spot sales in either 2015 Q1 or 2014.
[2]	Cost of sales include all production costs (notes 1, 2, 3 and 4 in the previous Inventory and Production table) adjusted for changes in inventory values.

Total Cost Per Pound Sold Reconciliation	Unit	2015 Q3	2015 Q2	2015 Q1	2014 Q4	2015 YTD

Ad valorem & severance taxes	$000	$674	$310	$150	$1,163	$1,134
Wellfield costs	$000	$2,077	$2,163	$2,415	$2,230	$6,655
Plant and site costs	$000	$2,322	$2,481	$2,215	$2,060	$7,018
Distribution costs	$000	$80	$141	$145	$112	$366
Inventory change	$000	$(973)	$818	$465	$(1,868)	$310
Cost of sales - produced	$000	$4,180	$5,913	$5,390	$3,697	$15,483
Cost of sales - purchased	$000	$—	$7,878	$—	$—	$7,878
Total cost of sales	$000	$4,180	$13,791	$5,390	$3,697	$23,361

Pounds sold produced	lb	150,000	204,000	146,000	100,000	500,000
Pounds sold purchased	lb	—	200,000	—	—	200,000
Total pounds sold	lb	150,000	404,000	146,000	100,000	700,000

Average cost per pound sold - produced (1)	$/lb.	$27.87	$28.98	$36.91	$36.97	$30.97
Average cost per pound sold - purchased	$/lb.	$-	$39.39	$-	$-	$39.39
Total average cost per pound sold	$/lb.	$27.87	$34.14	$36.91	$36.97	$33.37

[1]	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in this filing. The cash and non-cash cost components are identified in the above inventory, production and sales table.

The cost of sales includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated market value are charged to cost of sales.

Continuing Guidance for 2015

Our production plan for 4Q2015 is to maintain an average production rate of approximately 60,000 to 70,000 pounds per month, and to produce between 750,000 and 850,000 pounds of U3O8 for the year. Current projections indicate meeting this target at the low end of the range. Any excess production that is not sold into existing contracts will be used to build inventory, which may be utilized to complete discretionary spot sales transactions on an as-needed basis if market conditions warrant.

We ended the quarter with 125,237 pounds of dried and drummed U3O8 in ending inventory. Of those, 102,782 pounds were held at the conversion facility at a total cost per pound of $29.43, which consisted of ad valorem and severance taxes ($2.99), cash costs ($16.50) and non-cash costs ($9.94). This represents an increase of $2.06 per pound, or 7.5%, from the previous quarter. The increase was primarily the result of capturing and drumming fewer pounds during the quarter as compared to the previous quarter, combined with higher ad valorem and severance taxes as more fully described in our 2015 Third Quarter Form 10-Q.

Production rates in the fourth quarter are improving. Through October 28, we have captured 63,440 pounds and drummed 64,192 pounds of U3O8. The average flow rate through October 28 was 2,393 gallons per minute and the U3O8 head grade was 83.7 milligrams per liter.

As at October 29, 2015, our unrestricted cash position was $3.0 million.

Our 2015 Third Quarter Form 10-Q may be accessed on the Company’s website at www.ur-energy.com.

November 3, 2015 Webcast

The Ur-Energy management team will provide a review of the 2015 third quarter operations and sales, and guidance via a webcast on November 3, 2015. A Q&A session will follow the presentation. Those wishing to participate by phone can do so by calling:

US Number 1-877-226-2859

Canada Number 1-855-669-9657

International Number 1-412-542-4134

Ask to be joined into the Ur-Energy call.

The call is being webcast by PR Newswire. The webcast can be accessed 10 minutes prior to the call. Pre-registration and participation access is available by clicking here or by copying the following URL into your web browser:

https://www.webcaster4.com/Webcast/Page/1186/11126

If you are unable to join the call, a link will be available following the webcast on the Company’s website www.ur-energy.com.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate design capacity. Shirley Basin, our newest project, is one of the Pathfinder Mines assets we acquired in 2013. Baseline studies necessary for permitting and licensing of the project are currently being advanced. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Senior Director IR/PR	Jeff Klenda, Chairman
866-981-4588	866-981-4588
rich.boberg@ur-energy.com	jeff.klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of production and ability to maintain production in steady state at Lost Creek; ability to meet production targets, continue to lower cost per pound, and to timely deliver into existing contractual obligations; the results of 2015 drilling at Lost Creek; ability to deliver into spot sales if the market conditions warrant) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.